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                                                                   EXHIBIT 12(b)

GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

(in millions)

                                      Year to Date     2nd Qtr         1st Qtr
                                        07/01/00        2000             2000
                                      ------------     -------         -------
Fixed charges:
  Total interest expenses                $  295         $ 148           $ 147
  One-third of rent expense                  26            13              13
                                         ------         -----           -----


Total fixed charges                         321           161             160
                                         ------         -----           -----

Add (deduct):
  Income before income taxes,
    extraordinary item &
    accounting change                    $  756           379             377
  Interest capitalized                        3             1               2
                                         ------         -----           -----
                                            759           380             379
                                         ------         -----           -----

Earnings for fixed charges               $1,080         $ 541           $ 539
                                         ======         =====           =====

Ratio of earnings to fixed charges         3.36          3.36            3.37
                                         ======         =====           =====